                                   EXHIBIT 11

                    THE CENTRIS GROUP, INC. AND SUBSIDIARIES

                       Computation of Earnings Per Share

Reconciliation of income and outstanding shares and related per share amounts adjusted to reflect the February 27, 1998 two-for-one stock split, is presented below (in thousands of dollars, except per share data):


Year Ended December 31,                                            1998                 1997                1996
----------------------------------------------------------------------------------------------------------------
Income (Numerator)
Income (loss) applicable to common stock
 for Basic and Diluted income per share:
   Income from continuing operations                           $  9,886              $ 9,329             $10,123
   Discontinued operations                                     (23,268)                5,883               4,897
                                                              ---------              -------             -------
   Net (loss) income                                          $(13,382)              $15,212             $15,020
   Change in net unrealized investment gains,
      net of tax                                                (5,938)                  261             (1,351)
                                                              ---------              -------             -------
   Comprehensive (loss) income applicable
      to common stock                                         $(19,320)              $15,473             $13,669
                                                              =========              =======             =======
Weighted Average Shares (Denominator)
Basic Shares                                                     12,037               11,980              11,732
    Effect of dilutive securities
       stock options                                                241                  174                 218
                                                              ---------              -------             -------
Diluted Shares                                                   12,278               12,154              11,950
                                                              =========              =======             =======

Basic Income Per Share
      Income from continuing operations                        $    .82              $   .78             $   .86
      Discontinued operations                                    (1.93)                  .49                 .42
                                                               --------              -------             -------
      Net (loss) income                                        $ (1.11)              $  1.27             $  1.28
                                                               ========              =======             =======
      Comprehensive net (loss) income                          $ (1.61)              $  1.29             $  1.17
                                                               ========              =======             =======

Diluted Income Per Share
      Income from continuing operations                        $    .81              $   .77             $   .85
      Discontinued operations                                    (1.90)                  .48                 .41
                                                               --------              -------             -------
      Net (loss) income                                        $ (1.09)              $  1.25             $  1.26
                                                               ========              =======             =======
      Comprehensive net (loss) income                          $ (1.57)              $  1.27             $  1.14
                                                               ========              =======             =======